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                     February 24, 2021

       Scott Kavanaugh
       Chief Executive Officer
       First Foundation Inc.
       18101 Von Karman Avenune, Suite 700
       Irvine, CA 92612

                                                        Re: First Foundation
Inc.
                                                            Form 10-K for the
Fiscal Period Ending December 31, 2019
                                                            Filed March 2, 2020
                                                            Form 10-Q for the
Quarterly Period Ending September 30, 2020
                                                            Filed November 6,
2020
                                                            File No. 001-36461

       Dear Mr. Kavanaugh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance